SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G
                                (Final Amendment)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                            Carey International Inc.
                        ---------------------------------
                                (Name of Issuer)



                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)



                                    141750109
                           ---------------------------
                                 (CUSIP Number)



                                  July 31, 2000
            --------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X|  Rule 13d-1(b)
         |_|  Rule 13d-1(c)
         |_|  Rule 13d-1(d)

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                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 141750109                                            Page 2 of 6 Pages
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1)         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Gilder Gagnon Howe & Co. LLC
           13-3174112
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2)         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)   [ ]
                                                                   (b)   [ ]
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3)         SEC USE ONLY

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4)         CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
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           NUMBER                    5)    SOLE VOTING POWER
           OF                              None
           SHARES                -----------------------------------------------
           BENEFICIALLY              6)    SHARED VOTING POWER
           OWNED BY                        None
           EACH                  -----------------------------------------------
           REPORTING                 7)    SOLE DISPOSITIVE POWER
           PERSON                          None
           WITH                  -----------------------------------------------
                                     8)    SHARED DISPOSITIVE POWER
                                           100,000
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9)         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           100,000
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10)        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                   [ ]
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11)        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           1.0%
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12)        TYPE OF REPORTING PERSON
           BD
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                                  Schedule 13G

Item 1(a). Name of Issuer:

Carey International Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

4530 Wisconsin Ave. N.W.
Washington, D.C.  20016

Item 2(a). Name of Person Filing:

Gilder Gagnon Howe & Co. LLC

Item 2(b). Address of Principal Business Office or, if None, Residence:

1775 Broadway, 26th Floor
New York, NY  10019

Item 2(c). Citizenship:

New York

Item 2(d). Title of Class of Securities:

Common Stock

Item 2(e).        CUSIP Number:

141750109

Item 3.  If  this   statement  is  filed   pursuant   toss.ss.240.13d-1(b),   or
         240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [x] Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

                  (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

                  (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

                  (e) [ ]    Investment   Adviser   in   accordance   with   ss.
                             240.13d-1(b)(1)(ii)(E)

                  (f) [ ]    Employee   benefit  plan  or   endowment   fund  in
                             accordance with ss. 240.13d-1(b)(1)(ii)(F)

                  (g) [ ]    Parent   Holding   Company  or  control  person  in
                             accordance with ss.240.13d-1(b)(ii)(G)

                  (h) [ ] Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

                  (i) [ ] Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

                  (j) [ ]    Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4. Ownership.

                  (a)        Amount beneficially owned:  100,000

                  (b)        Percent of class:  1.0%

                  (c)        Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:
                                    None

                           (ii)     Shared power to vote or to direct the vote:
                                    None

                           (iii) Sole power to dispose or to direct the disposition of: None

                           (iv) Shared power to dispose or to direct the disposition of: 100,000

The shares reported consist of 100,000 shares held in accounts owned by the partners of the Reporting Person and their families.

Item 5. Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

None.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.  Identification and Classification of Members of the Group.

Not applicable

Item 9. Notice of Dissolution of Group.

Not applicable

Item 10. Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                                       August 10, 2000
                                                       -------------------
                                                              Date


                                                       /s/ Walter Weadock
                                                       -------------------
                                                           Signature


                                                       Walter Weadock, Member
                                                       ----------------------
                                                           Name/Title